PROCUREMENT CONTRACT

NOMINAL 175 MW POWER PLANT
LAUREL, MONTANA

EFFECTIVE: APRIL 19, 2021

CAT KTR 222044
NW MAT 0001030

Laurel, Montana – NW/Caterpillar Procurement Contract

THIS PROCUREMENT CONTRACT (the “Contract”) is made as of the 19th day of April, 2021 (the “Effective Date”) by and between NorthWestern Corporation doing business as NorthWestern Energy, a Delaware corporation (“NorthWestern”) and Caterpillar Power Generation Systems, LLC, a Delaware limited liability company (“Seller”) (each a “Party” and collectively the “Parties”).
RECITALS
A.    NorthWestern desires to purchase, have installed and operate a nominal 175 MW, simple cycle, reciprocating internal combustion engine system located in Laurel, Montana (the “Site”) as generally outlined in Exhibit A, Specifications;
B.    Seller desires to sell and provide to NorthWestern certain Equipment and Services as further specified in this Contract for the Equipment;
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained and for other good and valuable consideration, NorthWestern and Seller agree as follows.
CONTRACT
Article 1 – contract scope
1.01    Equipment to be Supplied. Pursuant to this Contract, Seller shall sell to NorthWestern the equipment (the “Equipment”) specified in the Scope of Work set forth in Exhibit A-1 and in accordance with the Specifications set forth in Exhibit A-2 and the drawings and information set forth in Exhibit A-3.
1.02    Services to be Provided. Pursuant to this Contract, Seller shall provide to NorthWestern the technical field assistance during installation/commissioning and training services (the “Services”) specified in Exhibit A-1 and Exhibit A-2. Seller shall perform on-Site Services in accordance with the requirements set forth in Exhibit H.
1.03    Extent of Contract. This Contract consists of the following documents, and all exhibits, schedules, appendices and attachments hereto and thereto (collectively, the “Contract Documents”):
A.    This Contract, including all exhibits set forth below:
B.    All written modifications and amendments to the Contract Documents agreed to by both parties and Change Orders to this Contract.
    List of Exhibits:
        Exhibit A-1        Scope of Work
        Exhibit A-2        Specifications
        Exhibit A-3        Engineering Deliverables List
        Exhibit A-4        Delay and Performance Liquidated Damages
Exhibit B-1        Breakdown of Contract Price
Exhibit B-2        Disbursement Request Form
Exhibit B-3        Milestone Payment Schedule

Laurel, Montana – NW/Caterpillar Procurement Contract

        Exhibit C        Cancellation Schedule
        Exhibit D        Form of Lien Release
        Exhibit E        Form of Letter of Credit
        Exhibit F        Form of Release
        Exhibit G        Insurance Requirements
        Exhibit H        On-Site Work Requirements
        Exhibit I        Performance Requirements
1.04    Purpose of Contract Documents. The Contract Documents are intended to permit the Parties to complete the Work and all obligations required by the Contract Documents in accordance with the terms herein for the Contract Price. No oral representations or other agreements have been made by the Parties except as specifically stated in the Contract Documents.
1.05    Installation. The installation of the Equipment after Seller offloads and sets the Equipment on the foundation is specifically excluded from the scope of this Contract, and such work will be performed by a third party contractor (the “Installation Contractor”) pursuant to a separate installation and construction agreement between NorthWestern and Installation Contractor (the “Installation Agreement”).
Article 2 – SCHEDULES AND DEADLINES
2.01    Schedules. Seller shall deliver Submittals to NorthWestern for review, comment and approval in accordance with the deadlines established by Section 01 3301 – Submittal List of Exhibit A-3 (the “Submittal Schedule”). Seller shall deliver the Equipment and complete the Services so as to meet Seller’s commitments in Section 2.03, 2.04 and 2.05 (collectively, the “Delivery Schedule”). Adjustments in the Delivery Schedule may only be made by a Change Order.
2.02    Limited Notice to Proceed; Full Notice to Proceed; Commencement.
A.    Execution of this Contract shall be deemed a limited notice to proceed (“Limited Notice to Proceed” or “LNTP”). Pursuant to such LNTP, Seller shall commence the LNTP Work. As of the Effective Date of this Contract, “LNTP Work” means the Work required for Seller’s delivery of the applicable drawings, specifications and designs in accordance with the schedule specified in Exhibit A-3. At any time prior to the date of issuance of the Full Notice to Proceed, NorthWestern may direct Seller’s performance of additional LNTP Work authorizing Seller to commence performance of other specified portions of the Work. Any subsequent LNTP shall specify the maximum total cost of such specified LNTP Work, Seller shall be paid for such specified Work pursuant to the payment terms set forth in the LNTP and this Contract and if necessary the parties will reasonably adjust the Milestone Payment Schedule by Change Order. For the avoidance of doubt, any amounts paid by NorthWestern in connection with the LNTP Work shall be credited against the Contract Price.
B.    All Work shall commence within ten (10) Days of Seller’s receipt of the following (i) NorthWestern’s written full notice to proceed, and (ii) FNTP Payment (collectively, “Full Notice to Proceed” or “FNTP”), unless the Parties mutually agree otherwise in writing. NorthWestern shall use reasonable efforts to provide Seller with thirty (30) Days’ notice

Laurel, Montana – NW/Caterpillar Procurement Contract

of the date that NorthWestern intends to issue a FNTP. Seller’s acceptance of FNTP Payment shall also be deemed acceptance of the Full Notice to Proceed.
C.    NorthWestern does not anticipate issuing a FNTP until the Project is approved by the Montana Public Services Commission, and agrees to provide Seller with periodic updates on the status of the regulatory proceedings. If the FNTP is not delivered on or before a date that is four-hundred, sixty-five (465) Days from the Effective Date, then the Parties shall promptly meet and confer for the purpose of considering a potential extension of the allowable time period for NorthWestern to issue the Full Notice to Proceed. If the Parties are unable to mutually agree to an extension of the period within 30 Days of the meeting, then either Party may terminate this Contract upon written notice to the other Party, and upon such termination, this Contract shall become null and void without liability or further obligation on the part of either Party, and Seller may retain the Initial Payment as its sole remedy for the termination. If NorthWestern issues any LNTP prior to the expiration of the allowable time period for NorthWestern to issue Full Notice to Proceed, and the Parties are current in their LNTP Work obligations upon expiration of the 465 Day period, the Parties will continue performance and this Contract will remain in effect; provided, however, that if NorthWestern has not issued Full Notice to Proceed upon completion of all LNTP Work outstanding and the Parties are unable to mutually agree to an extension within 30 Days after conferring to discuss the same, Seller may terminate this Contract in accordance with this Section 2.02 C.
2.03    Deadline for Delivery of Equipment to the Site. All Equipment shall be delivered to the Site no sooner than ten (10) months and no later than twelve (12) months after receipt of the Full Notice to Proceed (such period is herein referred to as the “Scheduled Delivery Period” and the date which is twelve (12) months after receipt of the Full Notice to Proceed is herein referred to as the “Scheduled Delivery Date”) in accordance with the delivery requirements set forth in Section 10. The Scheduled Delivery Period and Scheduled Delivery Date may be adjusted in accordance with the terms and conditions of this Contract. NorthWestern will accept delivery of the Equipment anytime within the Scheduled Delivery Period.
2.04    Guaranteed Substantial Completion Date. Seller shall achieve Substantial Completion within 158 Days after the Mechanical Completion Date (the “Guaranteed Substantial Completion Date”). The consequences of failing to meet the Guaranteed Substantial Completion Date are set forth in Section 3.04 C and Section 3.06 D.
2.05    Guaranteed Final Completion Date. Seller shall achieve Final Completion within 120 Days after the Substantial Completion Date. After Final Completion has been achieved, NorthWestern shall issue to Seller a certificate of final completion in a form mutually agreed by the Parties (“Certificate of Final Completion”).
2.06    Post Completion Support. For the duration of the Warranty Period, Seller will provide off-Site technical and operating procedure support by telephone and other electronic data transmission and communication, and on-Site technical and operating procedure support. If the Parties enter into an operations and maintenance agreement for the Equipment and the Site, this Section 2.06 will be of no further effect.

Laurel, Montana – NW/Caterpillar Procurement Contract

Article 3 – design, inspection, testing, guarantees, liquidated damages and acceptance
3.01    Submittals. Seller shall make its engineers who are responsible for the Submittals and design of the Equipment to be available, whether in person, by telephone or video conferencing, to NorthWestern for consultation. NorthWestern shall review and provide comment to the Submittals within twenty (20) business Days after receipt. If NorthWestern cannot complete the review within the period described above, Seller shall grant a reasonable extension of time; provided that Seller may reasonably adjust the Delivery Schedule if NorthWestern requires an extension of time to complete the review of the Submittals. Seller shall not release the final design for manufacturing prior to receipt of NorthWestern’s approval in writing, which approval shall not be unreasonably conditioned, delayed or withheld.
3.02    Reporting. Seller shall deliver monthly reports to NorthWestern detailing Seller’s progress toward completion of the major Work activities from the Effective Date to completion of the Work. During the manufacturing of the Equipment, and upon reasonable advance request from NorthWestern, Seller shall grant NorthWestern and its designated representative reasonable access to the applicable facilities of Seller and suppliers to allow NorthWestern to review progress and to verify that the Equipment is being manufactured according to the requirements of Exhibit A-2.
3.03    Factory Testing. Prior to shipment of the Equipment to the Site, Seller shall conduct testing in accordance with prudent utility practice and the Factory Testing requirements set forth in Exhibit A-2 and Exhibit I. Seller shall notify NorthWestern at least four (4) weeks prior to the date scheduled for Factory Testing. NorthWestern’s designated representative may inspect the Equipment and observe Factory Testing. Seller shall provide NorthWestern a copy of testing results and acceptance certifications upon completion of the Factory Testing. Seller shall correct all defects in materials and workmanship identified as a result of Factory Testing prior to shipment of the Equipment.
3.04    Failure to Meet Scheduled Delivery Date and Liquidated Damages.
A.    On a per Submittal basis, Seller will pay delay liquidated damages for late Submittals according to the Submittal Schedule (“Delay Liquidated Damages – Submittals”) set forth in Exhibit A-3.
B.    The Seller will pay delivery delay liquidated damages (“Delay Liquidated Damages – Delivery”) in the amount set forth in Exhibit A-4 for late delivery of the Equipment.
C.    Upon the expiration of twenty (20) months from the receipt of the Full Notice to Proceed (the “Sunset Date”), if Seller has not delivered the Equipment to the Site and such failure to deliver is not excused by a Force Majeure Event, NorthWestern Delay or a COVID-19 Condition, NorthWestern shall have the right to declare a breach of contract as provided in Section 13.04 B. If a Force Majeure Event or NorthWestern Delay occurs, Seller will generate a Change Order and submit same to NorthWestern for agreement.
D.    The Seller will pay delay liquidated damages (“Delay Liquidated Damages – Substantial Completion”) in the amount set forth in Exhibit A-4.

Laurel, Montana – NW/Caterpillar Procurement Contract

E.    The Delay and Performance Liquidated Damages provided herein shall be in lieu of all liability for any and all extra costs, losses, loss of profits, expenses, claims, penalties and any other Damages, whether special or consequential, and of whatsoever nature incurred by NorthWestern which arise solely due to a delay in delivering the Equipment by the Scheduled Delivery Date and the failure of Seller to timely achieve Substantial Completion by the Guaranteed Substantial Completion Date; provided that if NorthWestern terminates this Contract as a result of Seller’s failure to deliver the Equipment to the Site by the Sunset Date or timely achieve Substantial Completion by the Guaranteed Substantial Completion Date, such liquidated damages shall not in any way detract from or limit NorthWestern’s remedies or Sellers’s liabilities in connection with such default or any additional default by Seller under any other provision of this Contract.
3.05    Acceptance Testing.
A.    Acceptance Tests. Following the criteria and methods set forth in Exhibit I, the Seller shall direct and supervise the Acceptance Tests and, if necessary, the retests of the Equipment using Seller’s supervisory personnel to demonstrate, at a minimum, compliance with the Performance Requirements.
B.    Role of NorthWestern’s Personnel in Conducting Tests. To the extent that NorthWestern’s employees, or third parties that are not subcontractors, are involved in conducting the Acceptance Tests pursuant to the direction of the Seller, and fails to properly follow the directions of the Seller, Seller shall be relieved of its obligation to meet the Performance Requirements until such time as the matter is resolved. After resolution of the matter, Seller shall diligently continue the Work and meet the Performance Guarantees; provided Seller is entitled to a Change Order to compensate Seller for any additional costs or time arising out of such failure to follow directions.
3.06    Acceptance Tests, Performance Guarantees and Performance Liquidated Damages.
A.    Performance Guarantees. Upon written notification of the Installation Contractor’s achievement of Mechanical Completion, Seller shall complete the Thermal Performance Tests. Seller shall achieve the Minimum Performance Requirements for each Unit, and further guarantees that each Unit will satisfy the Performance Guarantees.
If, after the initial Thermal Performance Test, a Unit fails to achieve the Minimum Performance Requirements (excluding however if such failure is attributable to (i) NorthWestern Delay or NorthWestern’s failure to install and properly complete the balance of plant or (ii) any other reason attributable to NorthWestern Delay or NorthWestern breach) then, subject to the Maximum Liability Cap, Seller shall repair, redesign, modify, or replace the applicable Unit until such Unit satisfies the applicable Minimum Performance Requirement; it being acknowledged and agreed that Seller shall have at least sixty (60) Days but not more than one hundred and twenty (120) Days from the date of the initial Thermal Performance Test to make such changes or adjustments and perform additional Thermal Performance Tests.
If Seller achieves the Minimum Performance Requirements and achieves Substantial Completion, but any Unit still exhibits a shortfall in performance, Seller shall have an

Laurel, Montana – NW/Caterpillar Procurement Contract

additional one hundred twenty (120) Days from the Substantial Completion Date to make such changes or adjustments and perform additional Thermal Performance Tests in an effort to achieve the Performance Guarantees. If, at the completion of the 120 Day period, any Unit still exhibits a shortfall in performance, Seller shall pay Performance Liquidated Damages in accordance with the performance requirements in Exhibit I and the amounts listed in Exhibit I.
B.    Emissions Guarantees. Upon notification of the Installation Contractor’s achievement of Mechanical Completion, Seller shall complete the Emissions Tests. Seller guarantees that each individual Unit shall meet the Emissions Guarantees. If Seller fails to meet the Emissions Guarantees, Seller shall perform additional Services to repair, redesign or modify the applicable Unit until such Unit satisfies the Emissions Guarantees.
C.    Functional Guarantees. Upon notification of the Installation Contractor’s achievement of Mechanical Completion, Seller shall complete all Functional Tests except for the Reliability Test. The Reliability Test will take place after Substantial Completion and before Final Completion. Seller guarantees that each Unit will satisfy the Functional Guarantees. If Seller fails to achieve the Functional Guarantees, Seller shall perform additional Services to repair, redesign or modify the applicable Unit until such Unit satisfies the minimum standards.
D.    Interference with Installation Contractor. In the event that Seller fails to achieve “Substantial Completion” by two hundred and ten (210) Days following the Mechanical Completion Date due solely to Seller’s failure to satisfy the requirements to achieve Substantial Completion and such failure is not excused by a Force Majeure Event or NorthWestern Delay, and the same prevents commercial operation of the Equipment on a consistent basis at full capacity (in compliance with the Contract Documents), then NorthWestern may declare a breach of this Contract.
3.07    Caps on Delay and Performance Liquidated Damages. Seller’s aggregate liability for Delay Liquidated Damages and Performance Liquidated Damages are set forth in Exhibit A-4.
3.08    Right to Set-Off. The obligation of Seller to pay liquidated damages hereunder shall be subject to set-off against any undisputed amount that is due and owing by NorthWestern to Seller. Any liquidated damages due and owing from Seller that are not subject to such set-off shall be invoiced by NorthWestern and shall be paid by Seller within thirty (30) Days of the date of such invoice. Unless otherwise provided herein, the liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, loss of profits, expenses, claims, penalties and any other Damages incurred by NorthWestern which arise solely due to the failure to achieve the Performance Guarantees; provided further that such liquidated damages shall not in any way detract from or limit NorthWestern’s remedies or Sellers’s liabilities in connection with any default by Seller under any other provision of this Contract.
Article 4 – contract price and payment procedures
4.01    The Contract Price.

Laurel, Montana – NW/Caterpillar Procurement Contract

A.    Contract Price. As full consideration to Seller for full and complete performance of the Work and all costs incurred in connection therewith, NorthWestern shall pay Seller in accordance with the terms of Section 4.04, the sum of EIGHTY SIX MILLION FIVE HUNDRED EIGHTY SEVEN THOUSAND THREE HUNDRED SEVENTY SIX DOLLARS AND N0/100 $86,587,376.00 (“Contract Price”), as such Contract Price may be adjusted by Change Order. The individual components of the Contract Price are reflected in Exhibit C.
B.    FNTP Contract Price Adjustment. The Contract Price shall be paid in United States Dollars based on the Euro to United States Dollars exchange rate of €1.00 to $1.114 United States Dollars (the “EUR/USD Base Rate”). The adjustment, if any, on the unpaid portion of the Contract Price outstanding as of Full Notice to Proceed based on changes in the Euro/United States Dollar exchange rate from the EUR/USD Base Rate shall be calculated as follows: If the Euro/United States Dollar exchange rate in effect on the date of Full Notice To Proceed deviates, then the Contract Price will be increased or decreased accordingly, and the unpaid portion of the Contract Price will be adjusted using the average Euro/Dollar exchange rate in effect on the date of Full Notice to Proceed as published on:  https://www.commerzbank.de/de/hauptnavigation/kunden/kursinfo/devisenk/devisenkurse.html.
C.    Price Escalation. Any payments made after September 30, 2022 will be subject to a price escalation on the outstanding balance equal to 0.25% per month of the outstanding balance until the last Unit is delivered (or required to be delivered), in addition to any price adjustment per Section 4.01 B.
4.02    Taxes. Seller shall obtain all necessary tax licenses for all jurisdictions where Services are performed, and Equipment is delivered. Seller shall not include any state, local, city, municipal sales, use or contractor’s excise taxes in pricing for Equipment and Services furnished pursuant to this Contract. Seller is entitled to an adjustment of the Contract Price, documented by a Change Order, for the inclusion or any tax rate changes or for any change in any applicable state and/or local taxes, including applicable state sales tax, city, municipal or excise tax during the term of the Contract. Any taxes due to the State of Montana or local taxing authorities shall be remitted by Seller upon payment by NorthWestern. Should NorthWestern be tax exempt from State or local taxes, NorthWestern shall provide to Seller documentation evidencing same. All import and export fees and duties shall be paid by Seller and included in the Contract Price. Seller shall pay all payroll and other related employment compensation taxes for Seller’s employees, and federal, state and other taxes that may be assessed on Seller’s net income, net worth, license, privilege or gross receipts.
4.03    Shipping; Permits and Letter of Credit. All shipping and any shipping related import and customs duties, shipping-related taxes, licenses and permits, shall be paid for by the Seller. The cost of the Letter of Credit shall be included in the Contract Price.
4.04    Progress Payments.
A.    Initial Payment and LNTP Payment. An initial payment in an amount equal to 0.50% of the Contract Price (the “Initial Payment”) will be paid to Seller within ten (10) days of the Effective Date. In the event that NorthWestern issues a LNTP, at the time the LNTP is

Laurel, Montana – NW/Caterpillar Procurement Contract

issued, the Parties will agree upon a payment amount and schedule for the Work covered by the LNTP.
B.    Progress Payments. Payment will be made in installments (each a “Milestone Payment”) upon completion of the milestones for the performance of the Work as set forth in Exhibit B-3 (the “Milestone Payment Schedule”). After any Initial Payment, Seller will submit a Disbursement Request to NorthWestern requesting payment upon the satisfaction of each milestone set forth in the Milestone Payment Schedule. NorthWestern will pay each Disbursement Request within thirty (30) Days of confirmation of satisfaction by Seller of the applicable milestone. In the event of a dispute regarding an invoice, NorthWestern shall pay the undisputed amount to Seller pursuant to the terms of this Contract and NorthWestern shall further notify Seller of the amount(s) in dispute and the basis for the dispute. When the billing dispute has been resolved, NorthWestern shall pay the amount owed within ten (10) Days of the date of such resolution.
C.    Final Payment. Upon the earlier of (i) Final Completion, or (ii) a date that is twenty-three (23) months from the date the Equipment is delivered to the Site if Final Completion has been delayed on account of any NorthWestern Delay or a NorthWestern Force Majeure Event, Seller shall submit to NorthWestern the final Disbursement Request (minus any invoiced and unpaid liquidated damages or other sums due to NorthWestern from Seller provided for under this Contract) (the “Final Payment”). At the time of submission of its final Disbursement Request, Seller shall provide the following information:
1.    a final lien release affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect NorthWestern’s interests, substantially in the form of Exhibit D; and
2.    a general release executed by Seller waiving, upon receipt of final payment by Seller, all claims for payment, additional compensation, or Damages for delay, except those previously made to NorthWestern in writing and remaining unsettled at the time of Final Payment provided such general release shall not waive defenses to claims that may be asserted by NorthWestern after payment or claims arising after payment, substantially in the form of Exhibit F.
Article 5 – CONTRACT DOCUMENTS: INTENT AND AMENDING
5.01    Intent.
A.    The Contract Documents are complementary; what is called for by one is as binding as if called for by all.
B.    Any labor, services, materials, or equipment that may reasonably be inferred from the Contract Documents as being required to produce or furnish the indicated Equipment and Services will be provided, whether or not specifically called for, at no additional cost to NorthWestern, except to the extent otherwise expressly set forth in this Contract.
5.02    Standards, Specifications, Codes, Laws and Regulations.

Laurel, Montana – NW/Caterpillar Procurement Contract

A.    Reference to standards, specifications, manuals, or codes of any technical society, organization, or association, or to Laws and Regulations, whether such reference be specific or by implication, shall mean the standard, specification, manual, code, or Laws and Regulations in effect on the Effective Date of the Contract, except as may be otherwise specifically stated in the Contract Documents.
B.    No provision of any such standard, specification, manual or code, or any instruction of a supplier shall be effective to change the duties or responsibilities of NorthWestern from those set forth in the Contract Documents, nor shall any such provision or instruction be effective to assign to NorthWestern any duty or authority to supervise or direct the performance of Seller’s obligations or any duty or authority to undertake responsibility inconsistent with the provisions of the Contract Documents.
5.03    Reporting and Resolving Discrepancies.
A.    Reporting Discrepancies:
1.    Seller’s Review of Contract Documents Before the Performance of the Contract: Before performance of the Contract, Seller shall carefully study and compare the Contract Documents and check and verify pertinent figures therein and all applicable field measurements. Seller shall promptly report in writing to NorthWestern’s Project Manager any conflict, error, ambiguity, or discrepancy which Seller discovers or has actual knowledge of and shall obtain a written interpretation or clarification from NorthWestern’s Project Manager before proceeding with the furnishing of any Equipment and Services affected thereby.
2.    Seller’s Review of Contract Documents During the Performance of the Contract: If, during the performance of the Contract, Seller discovers any conflict, error, ambiguity, or discrepancy within the Contract Documents or between the Contract Documents and any provision of any Law or Regulation applicable to the performance of the Contract, any standard, specification, manual or code, or of any instruction of any Seller, Seller shall promptly report it to NorthWestern’s Project Manager in writing. Seller shall not proceed with the furnishing of the Equipment and Services affected thereby until an amendment to or clarification of the Contract Documents has been issued.
3.    Seller shall not be liable to NorthWestern for failure to report any conflict, error, ambiguity, or discrepancy in the Contract Documents unless Seller had actual knowledge thereof.
B.    Resolving Discrepancies: Except as may be otherwise specifically stated in the Contract Documents, the provisions of the Contract Documents shall take precedence in resolving any conflict, error, ambiguity, or discrepancy between the provisions of the Contract Documents and:
1.    the provisions of any standard, specification, manual, code, or instruction (whether or not specifically incorporated by reference in the Contract Documents); or

Laurel, Montana – NW/Caterpillar Procurement Contract

2.    the provisions of any Laws or Regulations applicable to the furnishing of the Equipment and Services (unless such an interpretation of the provisions of the Contract Documents would result in violation of such Law or Regulation).
Article 6 – Insurance AND LEtter of Credit
6.01    Letter of Credit.
A.    Within fifteen (15) Days after Full Notice to Proceed, Seller shall furnish an irrevocable letter of credit (the “Letter of Credit”) in the amount of fifteen percent (15%) of the Contract Price in the form of Exhibit E as a guaranty on behalf of Seller that the material terms of this Contract shall be complied with. The Letter of Credit shall (i) name NorthWestern as the beneficiary, (ii) be issued by the New York branch of Commerzbank AG Hamburg, Germany, and (iii) be substantially in the form of Exhibit E. NorthWestern is not obligated to make any payments (with the exception of the Initial Payment) to Seller for any purpose until the Letter of Credit is furnished to NorthWestern.
B.    The Letter of Credit shall remain in full force and effect until the end of the Warranty Period provided, however, that upon Substantial Completion of the last Unit, NorthWestern will accept a substitute Letter of Credit in the amount of five percent (5%) of the Contract Price.
C.    Upon discovery of an event that could result in a draw on the Letter of Credit, NorthWestern will provide communication to Seller identifying the event in question to allow Seller an opportunity for remedy. If Seller and NorthWestern fail to mutually resolve the event to NorthWestern satisfaction within a fifteen (15) Day period, NorthWestern shall have the right to draw on the Letter of Credit.
D.    NorthWestern is required to give Seller five (5) Days written notice of its intent to draw upon and exercise its rights under the Letter of Credit, and the written notice timeline in this Section 6.01 D is included within the fifteen (15) Day period established in 6.01 C.
6.02    Insurance.
A.    Seller shall maintain liability and other insurance as provided in Exhibit G.
B.    Failure of NorthWestern to demand certificates of insurance or other evidence of Seller's full compliance with these insurance requirements or failure of NorthWestern to identify a deficiency in compliance from the evidence provided shall not be construed as a waiver of Seller’s obligation to maintain such insurance.
C.    NorthWestern does not represent that insurance coverage and limits established in this Contract necessarily will be adequate to protect Seller.
D.    The insurance and insurance limits required herein shall not be deemed as a limitation on Seller’s liability under the indemnities granted to NorthWestern in the Contract Documents.
6.03    Insurers. All insurance required by the Contract Documents to be purchased and maintained by NorthWestern or Seller shall conform to the requirements set forth in Exhibit G.

Laurel, Montana – NW/Caterpillar Procurement Contract

Article 7 – SELLER’S RESPONSIBILITIES

7.01    Supervision and Superintendence. Seller shall supervise, inspect, and direct the furnishing of the Equipment and Services competently and efficiently, devoting such attention thereto and applying such skills and expertise as may be necessary to perform its obligations in accordance with the Contract Documents. Seller shall be solely responsible for the means, methods, techniques, sequences, and procedures necessary to perform its obligations in accordance with the Contract Documents. Seller shall not be responsible for the negligence of NorthWestern in the design or specification of a specific means, method, technique, sequence, or procedure that is shown or indicated in and expressly required by the Contract Documents.

7.02    Labor, Materials and Equipment.
A.    Seller shall provide competent, qualified and trained personnel in all aspects of its performance of the Contract.
B.    All Equipment and material incorporated into the Equipment, shall be as specified, and unless specified otherwise in the Contract Documents, shall be:
1.    new, and of good quality; and
2.    protected, assembled, connected, cleaned, and conditioned in accordance with the Seller’s or the original manufacturer’s instructions.
7.03    Laws and Regulations.
A.    Seller shall give all notices required by and shall comply with all Laws and Regulations applicable to the performance of its obligations in accordance with the Contract Documents, including the Bulk-Power System Executive Order. Except where otherwise expressly required by such Laws and Regulations, NorthWestern shall be not responsible for monitoring Seller’s compliance with any Laws or Regulations.
B.    If Seller furnishes Equipment and Services knowing or having reason to know that such furnishing is contrary to Laws or Regulations, Seller shall bear all claims, costs, losses, and Damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals and all court or arbitration or other dispute resolution costs) arising out of or relating to such performance. It shall not be Seller’s responsibility to make certain that the Specifications set forth in Exhibit A-2 are in accordance with Laws and Regulations, but this provision shall not relieve Seller of Seller’s obligations under Section 5.03.
C.    Changes in Laws or Regulations subsequent to the Effective Date having an effect on the cost or time of performance shall be the subject of an adjustment in Contract Price or the Delivery Schedule.

7.04    Or Equals.
A.    Whenever the Equipment (or an item of material to be incorporated into the Equipment), are specified or described in the Contract Documents by using the name of a proprietary item or the name of a particular supplier or manufacturer, such proprietary item or

Laurel, Montana – NW/Caterpillar Procurement Contract

particular supplier or manufacturer is required. Unless the Specification or description contains or is followed by words “like”, “equivalent”, or “orequal”, other items of material or equipment or material or equipment of other suppliers or manufacturers are not permitted. However, such other items or equipment may be used if approved by NorthWestern’s Project Manager as an “or-equal” item per the below.
1.    If in NorthWestern Project Manager’s reasonable judgment, such an item of material or equipment proposed by Seller is functionally equal to that named and sufficiently similar so that no change in related work will be required, it will be considered by NorthWestern’s Project Manager as an “orequal” item.
2.    For the purposes of this paragraph, a proposed item of material or equipment may be considered functionally equal to an item so named only if:
(1)    in the exercise of reasonable judgment, NorthWestern’s Project Manager determines that: 1) it is at least equal in quality, durability, appearance, strength, and design characteristics; 2) it will reliably perform at least equally well the function imposed by the design concept of the Equipment as a functioning whole; 3) it has an acceptable record of performance and availability of responsive service; and
(2)    Seller certifies that: 1) there will be no increase in any cost, including capital, installation or operating costs, to NorthWestern; and 2) the proposed item will conform substantially to the detailed requirements of the item named in the Contract Documents.
B.    NorthWestern’s Evaluation: NorthWestern’s Project Manager will be allowed a reasonable time within which to review each proposal or submittal made pursuant to Section 7.04 A. No “orequal” will be ordered, manufactured or utilized until the review of NorthWestern’s Project Manager is complete, which will be evidenced by an approved drawing. NorthWestern will advise Seller in writing of any negative determination. Notwithstanding approval of an “or-equal” item, Seller shall remain obligated to comply with the requirements of the Contract Documents.
C.    Data: Seller shall provide all reasonable data in support of any such proposed “orequal” at Seller’s expense.
7.05    Continuing Performance. Seller shall carry on furnishing of the Equipment and Services and adhere to the Delivery Schedule during all disputes or disagreements with NorthWestern. No furnishing of Equipment and Services shall be delayed or postponed pending resolution of any disputes or disagreements, except as NorthWestern and Seller may otherwise agree in writing.
7.06    Equal Opportunity and Affirmative Action. The Parties hereby incorporate 41 C.F.R. 60-1.4(a)(7); 29 C.F.R. Part 471, Appendix A to Subpart A; 41 C.F.R. 60-300.5(a)ii; and 41 C.F.R. 60-741.5(a), if required under Federal law. Seller shall abide by the requirements of 41 C.F.R. 60-300.5(a) and 41 C.F.R. 741.5(a) during the performance of this Contract if required under Federal law. These regulations prohibit discrimination against qualified protected veterans, and qualified individuals on the basis of disability, respectively, and require affirmative action by

Laurel, Montana – NW/Caterpillar Procurement Contract

covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and qualified individuals with disabilities, respectively.
7.07    Confidentiality. Each Party desires to maintain the confidentiality of proprietary information furnished pursuant to this Contract. Confidential Information must be used by the non-disclosing Party strictly for the performance of this Contract. The non-disclosing Party shall not, without the prior written permission of the disclosing Party, disclose Confidential Information to third parties; provided that nothing herein prohibits disclosure to a Party’s directors, officers and employees, agents and subcontractors who reasonably need to have access to such Confidential Information in connection with the performance of the Contract or, in the case of NorthWestern, the operation and maintenance of the Equipment. The term “Confidential Information” includes designs, drawings, plans, pricing, payment schedule, cancellation schedule, information concerning liquidated damages, business information or like information and any other written information, data, correspondence or other tangible materials disclosed electronically or in any form as well as data, findings, results, or recommendations developed in connection with the performance of the Contract. Confidential Information includes all information as described herein, whether or not marked “Confidential” or “Proprietary”.
All Confidential Information remains the property of the disclosing Party and, upon request, will be returned at termination of the Contract. The non-disclosing Party’s confidentiality obligation hereunder does not extend to information which: (i) is already public or becomes available to the public through no fault of the non-disclosing Party; (ii) was in the possession of the non-disclosing Party prior to receipt from the disclosing Party; or (iii) the non-disclosing Party can demonstrate that such information was independently developed without reference to the Confidential Information. If compelled by a governmental authority, Laws or Regulations or discovery to disclose any Confidential Information, the non-disclosing Party shall make reasonable efforts to resist disclosure and shall notify the disclosing Party in writing prior to making any disclosure in order to provide the disclosing Party a reasonable opportunity to either waive any objection to such disclosure or request a remedy from the appropriate authority. If the disclosing Party waives its objections or is unsuccessful in its request for a remedy or fails to make such a request, the non-disclosing Party will only furnish that portion of the Confidential Information that is legally required.
The Parties acknowledge that a violation of this Section would cause irreparable harm for which no adequate remedy at law exists. The Parties therefore agree that, in addition to any other remedies available, the disclosing Party is entitled to seek injunctive relief to enforce the terms of this Section, including to prevent a breach or contemplated breach hereof, without proof of actual damages or the posting of any bond or security, which posting is hereby waived to the fullest extent permitted by applicable Laws or Regulations.
All public relations matters arising out of or in connection with the performance of this Contract are the sole responsibility of NorthWestern. Seller shall obtain NorthWestern’s prior written approval of the text of any announcements, publications, photographs, or other type of communication concerning the Contract which Seller or its subcontractors wish to release for publication. Permission may be withheld in NorthWestern’s sole discretion.

Laurel, Montana – NW/Caterpillar Procurement Contract

Notwithstanding anything herein to the contrary, Seller acknowledges that NorthWestern, as a public utility and a public company, is subject to regulation by the Montana Public Service Commission and the Securities and Exchange Commission (“SEC”), and that NorthWestern is required to submit information, data and documents regarding this Contract, Seller, or the Project to the Commission and the SEC. Seller acknowledges that, notwithstanding anything herein to the contrary, NorthWestern may submit a copy of this Contract and any other information related herewith to the Commission and the SEC as part of a pre-approval application, complying with any portion of Laws or Regulations, a request, an order, or other regulatory proceeding, regardless of whether Seller has requested a protective order, until such time as a protective order is issued that relieves NorthWestern of its legal obligations to provide information requested. To the extent Seller wishes to seek a protective order for this Contract or any other information to be submitted to the Commission or the SEC, Seller shall be solely responsible for preparing and otherwise requesting any such protective order.

7.08    Bulk-Power System Executive Order. Seller shall abide by the requirements of Executive Order 13920, issued May 1, 2020, entitled “Securing the United States Bulk-Power System,” and any and all regulations, rules, guidelines, requirements, or directives promulgated thereunder and/or issued in connection therewith as of the Effective Date (collectively, the “Bulk-Power System Executive Order”), in its performance of this Agreement. Seller acknowledges the following:
(i)    The Bulk-Power System Executive Order’s definition of “bulk-power system electric equipment” encompasses substantially all of the Equipment.
(ii)    Among other provisions, the Bulk-Power System Executive Order prohibits “any acquisition, importation, transfer, or installation of any bulk-power system electric equipment” if such action meets certain elements, including whether “the transaction involves bulk-power system electric equipment designed, developed, manufactured, or supplied, by persons owned by, controlled by, or subject to the jurisdiction or direction of a foreign adversary[.]”
(iii)    In a Notice dated July 8, 2020, the U.S. Department of Energy stated that “[t]he current list of ‘foreign adversaries’ consists of the governments of the following countries: The People's Republic of China (China), the Republic of Cuba (Cuba), the Islamic Republic of Iran (Iran), the Democratic People's Republic of Korea (North Korea), the Russian Federation (Russia), and the Bolivarian Republic of Venezuela (Venezuela).” 85 Federal Register at 41024.
(iv)    Seller shall, upon the written request of NorthWestern made from time to time and as a condition to final payment, confirm its compliance with the Bulk-Power System Executive Order, including providing NorthWestern documentation specifying the country of origin of each applicable part and/or component provided by Seller as specified in Exhibit A-1, and taking such other steps or providing such other documents or information as reasonably requested from time to time to evidence Seller’s compliance with the Bulk-Power System Executive Order.
Article 8 – SELLER’S WARRANTIES AND GUARANTEES

Laurel, Montana – NW/Caterpillar Procurement Contract

8.01    Guarantee of Title to Equipment. Seller warrants and guarantees to NorthWestern that the title to the Equipment conveyed shall be proper, its transfer rightful, and free from any security interest, lien, or other encumbrance not caused by NorthWestern. Seller shall defend, indemnify, and hold NorthWestern harmless against any liens, claims, or demands contesting or affecting title of the Equipment conveyed that are not caused by NorthWestern.
8.02    Warranty for Equipment. Seller warrants the Equipment shall be new when delivered to NorthWestern. Seller further warrants with respect to each item of Equipment that for the earlier expiry of: (a) twenty-four (24) months after delivery of the Equipment to the Site or (b) eighteen (18) months after Final Completion (the “Warranty Period”) the Equipment shall, if used in accordance with the Specifications set forth in Exhibit A-2 (i) be capable of operation in accordance with Laws and Regulations, (ii) be free from defects of materials, workmanship or design; (iii) be free from breakage; and (iv) perform the function for which it was designed or installed as described more particularly in the Specifications and Seller's functional design standards set forth in Appendix 02 of Exhibit A-2.
8.03    Warranty for Design. Seller warrants that the Equipment will be free from defects of design, if used in accordance with the Specifications set forth in Exhibit A-2.
8.04    Manufacturer’s Warranties. Nothing in Section 8.02 is intended to limit any warranty provided by any sub-supplier with respect to any components that comprise the Equipment which is an end user warranty that provides NorthWestern with greater warranty rights than set forth in Section 8.02 (any such warranty is herein referred to as a “Manufacturer’s End User Warranty”). Seller will, upon delivery of such Equipment, deliver to NorthWestern a written copy of any applicable Manufacturer’s End User Warranty.
8.05    Remedy. Subject to the terms of this Article 8, NorthWestern’s sole and exclusive remedy and Seller’s sole and exclusive obligation upon any breach of the warranty during the Warranty Period shall be limited to the repair or replacement, free of charge, of any Equipment or part or parts of any Equipment that fails to comply with the warranty. Such repair or replacement shall be completed by Seller at the Site, whenever commercially reasonable. If off-Site repairs are required, Seller shall arrange for and cover the cost of disassembly, reassembly, loading of defective Unit or any part thereof onto a common carrier, transportation and freight, and the off-loading of defective Unit or any part thereof. Excluded from coverage is the cost associated with gaining access to the Units. All replacement parts and repaired parts are warranted through, but not beyond, the original Warranty Period applicable to the part or parts so replaced or repaired, as the case may be. It is understood and agreed that the exclusive remedy of NorthWestern pursuant to this Article 8 for breach of the warranty shall not limit the remedies afforded to NorthWestern under other Articles of this Contract, and the Warranty Period is not intended to constitute a period of limitations for any other rights or remedies NorthWestern may have regarding Seller’s other obligations under this Contract.
8.06    Notice of Warranty Claims. NorthWestern will notify Seller within a reasonable period of time after the detection of any breach of the warranty and shall allow Seller access to all electronic data and any manually recorded log books for the Site necessary to evaluate and remedy the claim in question.

Laurel, Montana – NW/Caterpillar Procurement Contract

A.    Upon receipt of any warranty claim Seller will promptly determine whether it agrees with NorthWestern’s determination that the warranty has been breached. If Seller disagrees, the matter will constitute a dispute subject to the dispute resolution provisions of this Contract. If Seller agrees, Seller will immediately take meaningful steps to diligently perform the remedy set forth in Section 8.05, including the correction, removal or replacement of any Equipment damaged by such defective Equipment or part or parts of Equipment. If the defect creates an emergency situation requiring an immediate response, Seller shall promptly commence to perform the remedy set forth in Section 8.05.
B.    If, after notification of a breach of the warranty, Seller unreasonably delays in diligently commencing, continuing or completing the remedy required by Section 8.05, then NorthWestern may, upon fifteen (15) Days prior written notice to Seller, draw upon the Letter of Credit in the amount necessary to complete the necessary remedial action, and Seller shall be liable for all reasonable and necessary costs, charges and expenses incurred by NorthWestern in excess of the Letter of Credit in connection with such remedial action, and shall pay such costs, charges and expenses within thirty (30) Days after receipt of verifiable invoices certified by NorthWestern.
8.07    Warranty Exclusions. The warranty hereunder excludes failures or damage caused by someone other than Seller, its subcontractors or agents that results from any misuse, neglect, improper operation, or incorrect installation which is contrary to Seller's written instructions provided to NorthWestern. Such warranty exclusions shall also include:
A.    failures resulting from attachments, fixtures, housings, accessory items and parts not satisfying Seller’s written standards and not sold, provided or installed under the direction of Seller;
B.    failures resulting from, or the effects of, natural wear and tear, corrosion or erosion (not resulting from a defect in the Equipment), or operation or condition of service outside of the requirements set forth in the Specifications or Seller’s operation and maintenance manuals; and
C.    failures resulting from NorthWestern's failure to notify Seller of the warranty claim within thirty (30) days of learning of the defect or otherwise causing a delay in making the warranted item available after detection of a potential defect under the Equipment Warranty, or failures occurring from a product problem more than sixty (60) days after Seller has notified NorthWestern of such potential product problem by issuance of a standard bulletin.
8.08    No Implied Acceptance of Equipment or Services. None of the following will constitute a waiver of a warranty claim:
A.    observations by NorthWestern;
B.    payment by NorthWestern of any progress or final payment;
C.    use of the Equipment by NorthWestern;
D.    the acceptance of delivery of any Equipment by NorthWestern pursuant to Section 10.03;

Laurel, Montana – NW/Caterpillar Procurement Contract

E.    any inspection, test or approval by others; or
F.    any correction of non-conforming Equipment and Services by NorthWestern if made with the prior approval of Seller.
8.09    NorthWestern’s Obligations. NorthWestern shall:
A.    Give timely notice of any claim under the warranty and promptly make the warranted Equipment available for repair;
B.    provide Seller with reasonable access to the Equipment and allow Seller reasonable use of existing Site infrastructure (including the use of tools, tackle, lifting equipment, etc.) to perform its obligations in connection with the warranty;
C.    perform all required maintenance (including the use of the correct grades of fuel, oil, lubricants, and coolant) in accordance with Seller’s reasonable written recommendations and replace necessary items due to normal wear and tear; and
D.    Upon request, send parts replaced under the warranty to Seller at the cost of Seller; provided NorthWestern is not obligated to return parts until the completion of root cause analysis and necessary inspections.
8.10    WARRANTY LIMITATIONS. THE WARRANTY IN THIS CONTRACT IS THE ONLY WARRANTY MADE BY SELLER AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. REMEDIES UNDER THE WARRANTY ARE LIMITED TO THE PROVISION OF MATERIAL AND SERVICES SPECIFIED IN THIS ARTICLE 8 AND ITS RELATED EXHIBIT(S). IF OTHERWISE APPLICABLE, THE VIENNA CONVENTION (CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS) IS EXCLUDED IN ITS ENTIRETY.
8.11    Warranty for Services. Seller warrants and guarantees that the Services shall (i) comply with the requirements of the Contract Documents, (ii) be performed in a good and workmanlike manner, (iii) be free from material errors or omissions, and (iv) comply with Laws and Regulations (the “Service Warranty”).
8.12    Notice of Service Warranty Claims. Seller shall, within seven (7) Days of receipt of written notice from NorthWestern that any Services are not in conformance with the Contract Documents, either (1) contest NorthWestern’s determination, in which case the matter shall be a Claim, or (2) take meaningful steps to diligently commence correction of such nonconformance, including the correction, or repeat performance of the nonconforming Services. If, after notification of a breach of the Service Warranty, Seller shall unreasonably delay in diligently commencing, continuing or completing the remedy required by Section 8.05, then NorthWestern may, upon fifteen (15) Days prior written notice to Seller, which includes and is not in addition to the seven (7) Day timeline after receipt of written notice in this Section 8.12, draw upon the Letter of Credit in the amount necessary to complete the necessary remedial action, and Seller shall be liable for all reasonable and necessary costs, charges and expenses incurred by

Laurel, Montana – NW/Caterpillar Procurement Contract

NorthWestern in excess of the Letter of Credit in connection with such remedial action, and shall pay such costs, charges and expenses within thirty (30) Days after receipt of verifiable invoices certified by NorthWestern.
Article 9 – Indemnification and limitation of liablity
9.01    Seller Indemnification. To the fullest extent permitted by law, Seller shall indemnify, defend, and hold harmless NorthWestern Indemnified Parties from and against any and all claims, causes of action, proceedings, demands or suits (collectively “NorthWestern Indemnified Claim(s)”) and any and all Damages, to the extent such Indemnified Claims and Damages arise from or in connection with: (i) NorthWestern Indemnified Claims of third parties relating to the performance of Work by Seller, its subcontractors and respective agents and representatives; (ii) NorthWestern Indemnified Claims by any governmental authority arising from violations or alleged violations of applicable Laws or Regulations during the performance of Work by Seller, its subcontractors and respective agents and representatives; (iii) NorthWestern Indemnified Claims that the Work or any portion thereof infringe upon any patent, copyright, trademark, or other intellectual property right, or constitutes an unauthorized disclosure of any trade secret; or (iv) NorthWestern Indemnified Claims by any governmental authority for taxes that are the responsibility of Seller, its subcontractors and respective agents under this Contract. Seller’s indemnity obligation does not apply to the extent NorthWestern Indemnified Claims or Damages arise or result from the negligent or intentionally wrongful acts or omissions of NorthWestern. In the event of concurrent negligence, Damages will be borne by each party in proportion to its share of the negligence.
9.02    NorthWestern Indemnification. To the fullest extent permitted by law, NorthWestern shall indemnify, defend, and hold harmless Seller Indemnified Parties from and against any and all claims, causes of action, proceedings, demands or suits (collectively “Seller Indemnified Claim(s)”) and any and all Damages, to the extent such Indemnified Claims and Damages arise from or in connection with: (i) Seller Indemnified Claims of third parties relating the negligent or intentionally wrongful acts or omissions of NorthWestern; and (ii) Seller Indemnified Claims by any governmental authority for taxes that are the responsibility of NorthWestern under this Contract. NorthWestern’s indemnity obligation does not apply to the extent Seller Indemnified Claims or Damages arise or result from the negligent or intentionally wrongful acts or omissions of Seller. In the event of concurrent negligence, Damages will be borne by each party in proportion to its share of the negligence.
9.03    The obligation to defend is independent of and in addition to the duty to indemnify and hold harmless. If any person or entity asserts a NorthWestern Indemnified Claim or a Seller Indemnified Claim for which the indemnified party could be held liable, then the indemnifying party shall also have a duty to defend. If any NorthWestern Indemnified Claim or Seller Indemnified Claim arises for which a party is entitled to indemnity, the indemnifying party shall promptly give written notice to the indemnified party and provide a copy of any correspondence, pleading and legal process, along with a detailed description of the matter. The indemnifying party shall not enter into any settlement or consent to entry of any judgment that does not include an unconditional release from all NorthWestern Indemnified Claims, Seller Indemnified Claims

Laurel, Montana – NW/Caterpillar Procurement Contract

and Damages, includes a statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party, or imposes any conditions, future obligations or limitations on the indemnified party.
9.04    Statutory Limits Do Not Apply to Indemnification. In any and all claims against Seller or any Seller Indemnified Party or NorthWestern or any NorthWestern Indemnified Party, by any employee (or the survivor or personal representative of such employee) of Seller, any subcontractor, any supplier, or any individual or entity directly or indirectly employed by any of them to furnish any of the Equipment and Services, or anyone for whose acts any of them may be liable, the indemnification obligation under Section 9.01 or 9.02 shall not be limited in any way by any limitation on the amount or type of Damages, compensation, or benefits payable by NorthWestern or for Seller or any such subcontractor, supplier, or other individual or entity under workers’ compensation acts, disability benefit acts, or other employee benefit acts.
9.05    Indemnity Exclusions. The indemnification obligations of Seller under Section 9.01 shall not extend to the liability of NorthWestern arising out of:
A.    the preparation or approval of, or the failure to prepare or approve, maps, drawings, opinions, reports, surveys, Change Orders, designs, or Specifications; or
B.    giving directions or instructions, or failing to give them, to the extent that is a cause of the injury or damage.
9.06    Contract Liability Cap. Seller’s maximum liability for all obligations under this Contract shall be the Maximum Liability Cap; regardless of the theory on which liability may be premised, whether the claim is brought in contract, warranty, tort, equity, under statute or otherwise, provided however, that the limitation set forth above in this paragraph shall not apply to (i) claims for fraud, gross negligence, or intentional misconduct, or (ii) Seller’s indemnification obligations under Section 9.01 or Section 14.02. Except in the event of fraud, gross negligence or intentional misconduct, in no event shall NorthWestern or Seller be liable for any incidental, indirect, exemplary, special, or consequential damages or any loss of profit; howsoever caused, and whether based on warranty, contract, tort (excluding fraud, gross negligence, or intentional misconduct), strict liability or otherwise.
Article 10 – SHIPPING AND DELIVERY
10.01    Packaging and Shipping. Seller shall deliver the Equipment DDP Site pursuant to Incoterms 2020. Seller shall select the carrier and bear all costs of packaging, transportation, insurance, special handling and any other costs associated with shipment and delivery, including any applicable import or export duties. The Equipment shall be shipped in appropriate packing containers corresponding to the nature of each particular type of Equipment and in accordance with any instructions set forth in the Specifications. Seller shall ensure that such packing protects the Equipment from damage and corrosion during its transportation by sea, air, and land, taking into account Seller’s mode of shipment. Prior to packing by Seller, Seller shall ensure that the Equipment undergoes such preservation measures as are necessary to protect the Equipment during shipment. NorthWestern agrees that it shall take such measures as are required by Seller’s standard instructions provided to NorthWestern to ensure the continued preservation of the

Laurel, Montana – NW/Caterpillar Procurement Contract

Equipment upon arrival at the Site. Seller shall mark each sea container, box, crate, or separately shipped item in accordance with Seller’s standard practice. If Seller utilizes returnable containers to ship the Equipment, Seller shall be responsible for all costs associated with the return shipment of such returnable containers. If Seller utilizes non-returnable containers to ship the Equipment, then, at the NorthWestern’s option, NorthWestern may (i) retain such non-returnable containers without any further payment to Seller or (ii) require Seller, at Seller’s cost, to remove and dispose of such non-returnable containers. Prior to shipment, Seller shall verify that all of the Equipment listed on the bill of lading is actually in the applicable sea container, box, or crate.
10.02    Delivery.
A.    Seller shall deliver the Equipment to the Site and pay all delivery and shipping costs to Deliver the Equipment to the Site in accordance with the Delivery Schedule, or other date agreed to in writing by NorthWestern and Seller. Seller shall be responsible for off-loading and setting the Engine and associated generators on the foundations in accordance with the Specifications, and is also responsible for the coordination of the off-loading of the remainder of the Equipment at the Site.
B.    Seller shall notify NorthWestern in writing when it believes that a shipment of Equipment is ready to be delivered to the Site, either in full or partial delivery. Seller shall provide written notice to NorthWestern at least forty-five (45) Days before shipment of the manner of shipment and the anticipated delivery date. The notice shall also include any instructions concerning special equipment or services required at the Site to unload, preserve, and care for the Equipment. Seller shall also require the carrier to give NorthWestern at least twenty-four (24) hours’ notice by telephone to the NorthWestern Project Manager prior to the anticipated time of delivery. Partial shipments are permitted; provided however, that Units shall be shipped in blocks that contain three (3) to nine (9) Units (including the associated components necessary to allow the Units to be installed), with each of the Units in the block arriving shall be shipped so that all Units arrive at the Site within a reasonable time period in coordination with the Installation Contractor.
C.    NorthWestern will assure that adequate facilities are available to receive delivery of the Equipment. Seller shall cause the Equipment to be delivered to the Site only on Monday through Friday between the hours of 8:00 a.m. and 5:00 p.m. Mountain Prevailing Time.
10.03    Delivery Acceptance. If the nature of the packaging allows, NorthWestern (or the Installation Contactor) shall perform an inspection of Equipment within seven (7) Days of each delivery of Equipment and shall carefully note any visible shortage of or damage to the packaging of the Equipment prior to the unloading of same from the carrier. Where such inspection and inventory is not possible prior to unloading, NorthWestern (or the Installation Contractor) shall visually inspect and inventory such Equipment as soon after unloading as practicable. Crates or cartons inside of sea crates will not be opened for inspection or inventory until ten (10) days before installation of the Equipment is planned. NorthWestern shall notify Seller promptly of any shortages or damages revealed by its inspections. Each delivery of Equipment shall be accepted by NorthWestern if NorthWestern reasonably determines that:

Laurel, Montana – NW/Caterpillar Procurement Contract

A.    Equipment specified under this Contract have been delivered to the Site, the Engine and associated generators have been set on the foundations, and the Equipment appears from an external visual inspection to be undamaged;
B.    if applicable to the delivered installment of Equipment, all operating and maintenance manuals for the Equipment required under this Contract at time of delivery have been provided to the NorthWestern; and
C.    all required drawings have been finalized, represent the as-built condition of the Equipment and have been provided to NorthWestern.
NorthWestern’s acceptance of delivery of each installment of Equipment will be evidenced by NorthWestern delivery of a written notice of acceptance to Seller. If NorthWestern rejects any Equipment, NorthWestern shall provide Seller with a written explanation of the reason for such rejection.
10.04    Risk of Loss and Title.
A.    Title, Risk of loss and care, custody and control over each item of Equipment will transfer from Seller to NorthWestern upon Seller’s delivery of the Equipment to NorthWestern in compliance with the requirements of Section 10.03.
B.    Notwithstanding the provisions of Section 10.04 A, if NorthWestern rejects the Equipment as non-conforming, the risk of loss and title on such Equipment shall shift to Seller at the time of rejection until Seller corrects the non-conformity or NorthWestern accepts the Equipment. For Equipment to be non-conforming as of Delivery a Unit would need to be visibly damaged or otherwise clearly out of compliance with the Specifications (such as wrong size or model). If rejected Equipment remains at the Site pending modification and acceptance, then Seller shall be responsible for arranging adequate protection and maintenance of the Equipment at Seller's expense.
Article 11 – CHANGES: SCHEDULE AND DELAY
11.01    NorthWestern may at any time, make an addition, deletion, or other revision to the Contract Documents with respect to the Equipment and Services if such change does not change the Contract Price or the Delivery Schedule, by issuing a Work Change Directive. Upon receipt of any such document, Seller shall promptly proceed with performance pursuant to the Work Change Directive, subject to Section 11.02.
11.02    If Seller reasonably concludes that a Work Change Directive issued by NorthWestern affects the Contract Price or the Delivery Schedule or any other obligation of Seller under this Contract, including the warranty or any Performance Guarantee, then Seller shall notify NorthWestern within fifteen (15) Days after Seller has received the Work Change Directive, and shall submit written supporting data to NorthWestern within forty-five (45) Days after such receipt with details relating to the cost to perform such additional Work which shall, at a minimum, include reasonable costs, overhead and expenses. If the cost of such additional Work as reasonably determined by Seller does not exceed $100,000, then, unless Seller reasonably believes that Seller’s performance of such Change is commercially impracticable or will adversely impact the

Laurel, Montana – NW/Caterpillar Procurement Contract

Delivery Schedule, the warranty, or a Performance Guarantee (herein, an “Adverse Effect”), Seller shall, upon subsequent written direction by NorthWestern, perform such additional Work and the amount that the Contract Price should be adjusted shall either be documented in a written Change Order or, if the Parties do not agree to a Change Order, regarded as a Claim as provided in Article 12. If the cost of such additional Work as reasonably determined by Seller exceeds $100,000 or Seller reasonably believes that its performance of such additional Work would result in an Adverse Effect, Seller shall be under no obligation to perform such additional Work unless the Parties agree in writing in a Change Order upon the price, scope, and consequences of the additional Work.
11.03    Seller shall not suspend performance of the Work (other than the requested additional Work) while NorthWestern and Seller are in the process of making such changes and any related adjustments to Contract Price or the Delivery Schedule.
11.04    NorthWestern Delay. Seller shall not be liable for any delay in performance, any nonperformance, or any other deviation in performance of Seller’s obligations when occasioned directly or indirectly by (i) any delay in the supply of information by NorthWestern, Installation Contractor any other third party under contract with NorthWestern (each a “NorthWestern Subcontractor”) which information is reasonably necessary for Seller to perform the Work; (ii) by failure by NorthWestern or any NorthWestern Subcontractor to perform any of its or their obligations under this Contract or any agreement between NorthWestern and NorthWestern Subcontractor in a timely manner (including, but not limited to, timely completion of the balance of the design, procurement, installation and testing of the Equipment) or by any breach of this Contract by NorthWestern; and (iii) by NorthWestern’s delay in readiness or willful refusal to accept any delivery, or any other aspect of the Work for which NorthWestern’s acceptance is required under this Contract, consistent with the time scheduled for such activities in the Delivery Schedule (a “NorthWestern Delay”). Upon the occurrence of a NorthWestern Delay that adversely impacts Seller, Seller shall be entitled to a Change Order with equitable cost or schedule adjustments, as may be applicable.
11.05    Force Majeure Event and COVID-19 Condition. Neither Party shall be responsible for or liable for or be deemed in breach of this Contract because of any delay, interference, disruption, or hindrance in the performance of their respective obligations hereunder, if and to the extent that any such impact in performance is due solely to a Force Majeure Event or a COVID-19 Condition.
If Seller experiences a delay, interference, disruption, or hindrance or other inability to perform that is due solely to a Force Majeure Event or a COVID-19 Condition, the Delivery Schedule shall be adjusted and the scheduled completion date shall be extended by a period of time equal to the amount of time reasonably determined by the Parties to be necessary for Seller to recover from such impact in performance. Seller expressly agrees that adjustment of the Delivery Schedule shall be Seller’s sole and exclusive remedy and NorthWestern’s sole and exclusive liability in the event Seller is delayed, interfered with, disrupted, or hindered in the performance of its Work by a Force Majeure Event or a COVID-19 Condition.

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The Party claiming a delay under this section shall use its best efforts to remedy any inability to perform due to the occurrence of a Force Majeure Event or a COVID-19 Condition. As and when such affected Party is able to resume performance of its obligations under this Contract, such affected Party shall give the other Party notice to that effect.
If Seller experiences a delay, interference, disruption, or hindrance or other inability to perform that is due to a Force Majeure Event or a COVID-19 Condition, Seller shall take all reasonable steps to reduce, mitigate, remove, or overcome the delay, interference, disruption or hindrance or its direct or indirect effects or impacts. If Seller fails to take such reasonable steps to reduce, mitigate, remove or relieve such delay, interference, disruption, or hindrance or its direct or indirect effects or impacts and thereafter fails to resume full or partial performance of the Work, NorthWestern may declare Seller in default under this Contract.
Failure of the affected Party to provide the notice or to take the prescribed actions hereunder shall be deemed a waiver by the affected Party of its right to seek an extension of time for its performance.
11.06    Changing Contract Price or Delivery Schedule.
A.    The Contract Price or the Delivery Schedule may only be changed by a Change Order.
B.    Any Claim for an adjustment in the Contract Price or the Delivery Schedule shall be based on written notice submitted by the party making the Claim to the other party to the Contract in accordance with the provisions of Article 15.
C.    Delays attributable to and within the control of Seller’s subcontractors or suppliers shall be deemed to be delays within the control of Seller.
D.    Unless the Parties otherwise agree in writing, neither NorthWestern nor Seller shall be entitled to any Damages or to any adjustment to the Contract Price attributable to a Force Majeure Event.
Article 12 – project management
12.01    Project Management. The NorthWestern Project Manager and necessary assistants, will be responsible for the administration of the Contract. Whenever approval or authorization from or communication or submission to NorthWestern is required by the Contract, such communication or submission shall be directed to the NorthWestern Project Manager.
12.02    Clarifications and Interpretations. NorthWestern will issue with reasonable promptness such written clarifications or interpretations of the Contract Documents as requested by Seller, which shall be consistent with or reasonably inferable from the overall intent of the Contract Documents. If Seller disputes any clarifications or interpretations by NorthWestern or believes that a written clarification or interpretation justifies an adjustment in the Contract Price or the Delivery Schedule, either may make a Claim therefor.
12.03    Decisions on Technical Requirements of Contract Documents.
A.    The NorthWestern Project Manager will be the initial interpreter of the Specifications with respect to the acceptability of the Equipment and Services and the interpretation of

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the requirements of the Contract Documents pertaining to performance that both parties mutually agree is a matter or dispute of a technical nature (herein, a “Technical Claim”). Seller shall refer all Technical Claims to the NorthWestern Project Manager in writing, which may include email (provided receipt is confirmed), with a request for a formal decision in accordance with this paragraph. All Claims other than Technical Claims shall be adjudicated pursuant to the dispute resolution provisions of Article 15.
B.    The rendering of a decision by the NorthWestern Project Manager pursuant to this Section 12.03 with respect to any such Technical Claim will be a condition precedent to any exercise by Seller of such rights or remedies Seller may otherwise have under the Contract Documents or by Laws or Regulations in respect of any such Technical Claim, provided the NorthWestern Project Manager renders a decision within the timeframes set forth in Section 12.04, failing which, Seller may refer such Claim to dispute resolution pursuant to Article 15.
12.04    Claims and Disputes.
A.    Notice: Written notice of each Technical Claim shall be delivered by the claimant to the NorthWestern Project Manager within fifteen (15) Days after Seller’s discovery of the occurrence of the event giving rise thereto, and reasonable written supporting data shall be submitted within thirty (30) Days after such occurrence unless the parties agree to an additional period of time to obtain additional data.
B.    Decision: The NorthWestern Project Manager will review each such Technical Claim and render a decision in writing within fifteen (15) Days after receipt of the last submittal of the claimant or the last submittal of Seller, if any.
12.05    If the NorthWestern Project Manager does not render a formal written decision on a Technical Claim within the time stated in Section 12.04B, the NorthWestern Project Manager shall be deemed to have issued a decision denying the Technical Claim in its entirety thirty-one (31) Days after receipt of the last submittal of the claimant or the last submittal of the opposing party, if any.
12.06    The NorthWestern Project Manager’s written decision on such Claim or a decision denying the Claim in its entirety that is deemed to have been issued pursuant to Section 12.04 B, will be final and binding upon Seller thirty (30) Days after it is issued, unless within thirty (30) Days of issuance Seller initiates the dispute resolution procedures set forth in Article 15.
12.07    No Technical Claim will be valid if not initially submitted in accordance with Sections 12.03-12.06.
Article 13 – CANCELLATION, SUSPENSION, AND TERMINATION
13.01    Cancellation. NorthWestern has the right to cancel the Contract, without cause, at any time prior to delivery of the Equipment by written notice. Cancellation pursuant to the terms of this paragraph shall not constitute a breach of contract by NorthWestern. Upon cancellation, NorthWestern shall compensate Seller in accordance with the Cancellation Schedule set forth in

Laurel, Montana – NW/Caterpillar Procurement Contract

Exhibit C. Upon payment by NorthWestern of the amount provided in Exhibit C and payment by NorthWestern of the costs of shipment, partially manufactured Equipment shall, at the discretion of NorthWestern be shipped to the Site in their current state and shall become the property of the NorthWestern “as-is” with no applicable warranty.
13.02    Suspension of Performance by NorthWestern. NorthWestern has the right to suspend performance of the Contract for up to a maximum of one-hundred, eighty (180) Days, without cause, by written notice. Upon suspension under this paragraph, Seller shall be entitled to an increase in the Delivery Schedule and Contract Price caused by the suspension, provided that performance would not have been suspended or delayed for causes attributable to Seller. If NorthWestern suspends performance for more than ninety (90) continuous Days without cause, NorthWestern shall pay Seller pro rata for the portion of the Equipment supply completed. In the event that manufacture of the Equipment has proceeded to the point that Seller deems it cannot reasonably reschedule completion or the request for suspension is received less than sixty (60) days prior to the date by which the Equipment is to be ready for delivery, the Equipment supply shall be completed, invoiced, and the Equipment, or the portions thereof completed and placed in storage at NorthWestern's expense and risk. If NorthWestern suspends performance for more than one-hundred, eighty (180) continuous Days without cause, either Party shall have the right to cancel this Contract and such cancellation shall be regarded as a NorthWestern cancellation under Section 13.01.
13.03    Suspension of Performance by Seller. Seller may only suspend the furnishing of the Equipment and Services if NorthWestern has failed to perform any payment obligation or other material obligation beyond any period for cure, such suspension shall entitle Seller to a Change Order with equitable cost or schedule adjustments as may be applicable.
13.04    Breach and Termination.
A.    NorthWestern’s Breach:
1.    NorthWestern shall be in breach of the Contract if it fails to comply with any material obligation under the Contract Documents, including failure to deliver Milestone Payments in accordance with the requirements of this Contract, and such failure causes damage to Seller.
2.    In the event of a NorthWestern breach, Seller shall have the right to terminate the Contract for cause. Upon termination, Seller shall be entitled to all remedies provided by Laws and Regulations. In the event Seller believes NorthWestern is in breach of its obligations under the Contract, Seller shall provide NorthWestern with reasonably prompt written notice setting forth in sufficient detail the reasons for declaring that it believes a breach has occurred. NorthWestern shall have thirty (30) Days from receipt of the written notice declaring the breach (or such longer period of time as Seller may grant in writing) within which to cure or to proceed diligently to cure such alleged breach.
B.    Seller’s Breach:

Laurel, Montana – NW/Caterpillar Procurement Contract

1.    Seller shall be in breach of the Contract if it fails to comply with any material obligation under the Contract Documents (other than an obligation for which the payment of liquidated damages is stated as the sole and exclusive remedy). In the event of a Seller breach, NorthWestern, in addition to any other rights and remedies provided in the Contract Documents or by law or equity, shall have the rights set forth in Section 13.04 B.2 and Section 13.04 B.3 below.
2.    Upon the occurrence of an event set forth in Section 13.04 B.1 above, NorthWestern may provide written notice to Seller that it intends to terminate the Contract. If such event continues for thirty (30) Days after written notice from NorthWestern (which notice requirement shall be waived if Laws and Regulations prohibits the giving of such notice), then NorthWestern may terminate this Contract by delivery of a second written notice.
3.    Upon declaring the Contract terminated pursuant to Section 13.04 B.2 above, NorthWestern may take possession, for the purpose of completing the Work, of all Equipment, materials, equipment, tools, appliances and other items thereon, which have been purchased for the performance of the Work or the provision of the Equipment, all of which Seller hereby transfers, assigns and sets over to NorthWestern for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, Equipment, materials, equipment and other items. In the event of such termination, Seller shall be paid for the Work satisfactorily completed by Seller in accordance with the Contract Documents. If NorthWestern’s cost and expense of completing the Work, supplying the Equipment, and performing the Services exceeds the unpaid balance of the Contract Price, then Seller shall be obligated to promptly pay the difference to NorthWestern.
13.05    Termination as a Result of Force Majeure Event or a COVID-19 Condition.
A.    If NorthWestern or Seller asserts a Force Majeure Event or a COVID-19 Condition that continues for more than six (6) consecutive months or for any aggregate period in excess of twelve (12) months, then NorthWestern may provide written notice to Seller that it intends to terminate this Contract. If such Force Majeure Event or COVID-19 Condition continues for thirty (30) Days after such written notice, then NorthWestern may terminate this Contract by delivery of a second written notice to Seller.
B.    If a Force Majeure Event or a COVID-19 Condition is asserted by Seller before Seller’s satisfaction of Milestone 7 set forth in Exhibit B-3, and NorthWestern terminates this Contract pursuant to Section 13.05 A, then within thirty (30) Days of the effective date of such termination, Seller shall be entitled to payment for any Work performed as set forth in this paragraph. In determining the final payment, Seller shall: (i) credit NorthWestern for 50% of Seller’s internal labor cost and expense associated with Work performed prior to the date of termination; (ii) retain funds paid by NorthWestern for parts and materials manufactured by Seller or ordered by Seller from Seller’s suppliers which have been delivered to the Seller, or for which Seller is liable to accept delivery and is not otherwise cancelable; provided Seller (a) shall use commercially reasonable efforts to mitigate the

Laurel, Montana – NW/Caterpillar Procurement Contract

termination costs to NorthWestern by utilizing the parts and materials purchased by Seller for the Equipment to fulfill orders by third parties during a two (2) year period following termination of this Contract; (b) reduce NorthWestern’s termination costs as a result of the sales to third parties and issue periodic refunds to NorthWestern; and (c) provide NorthWestern with periodic written accountings detailing the use of parts and materials to complete orders for third parties. As an alternative to the foregoing, NorthWestern may elect that all Work completed or in process be delivered to NorthWestern (“as-is” with no applicable warranty) upon Seller’s receipt of payment.
C.    If NorthWestern terminates this Contract prior to delivery of the Equipment to the Site as a result of: (i) a Force Majeure Event declared by NorthWestern; or (ii) a Seller Force Majeure Event or a COVID-19 Condition asserted by Seller on or after Seller’s satisfaction of Milestone 7 set forth in Exhibit B-3, such termination shall be treated as a cancellation pursuant to Section 13.01.
Article 14 – LICENSES AND FEES
14.01    Intellectual Property and License Fees.
A.    Seller is not transferring any intellectual property rights, patent rights, or licenses for the Equipment delivered to NorthWestern.
B.    Seller shall pay all license fees and royalties and assume all costs incident to the use or the furnishing of the Equipment, unless specified otherwise by the Contract Documents.
C.    To the extent the Work incorporates Seller’s proprietary or protected intellectual property, Seller grants NorthWestern an irrevocable, nonexclusive, nonassignable, royalty-free license for use of the Work solely in connection with the operation, maintenance, and repair of the Equipment in NorthWestern’s ordinary conduct of business operations.
14.02    Seller’s Infringement.
A.    Subject to Section 14.01 A, Seller shall indemnify and hold harmless NorthWestern Indemnified Parties from and against all Damages (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or relating to any infringement or alleged infringement of any United States or foreign patent or copyright by any of the Equipment as delivered hereunder.
B.    In the event of suit or threat of suit for intellectual property infringement, NorthWestern will promptly notify Seller of receiving notice thereof.
C.    Seller shall promptly defend the claim or suit, including negotiating a settlement. Seller shall have control over such claim or suit, provided that Seller agrees to bear all expenses and to satisfy any adverse judgment thereof. If Seller fails to defend such suit or claim after written notice by NorthWestern, Seller will be bound in any subsequent suit or claim against Seller by NorthWestern by any factual determination in the prior suit or claim.

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D.    If a determination is made that Seller has infringed upon intellectual property rights of another, Seller shall obtain the necessary licenses for NorthWestern’s benefit or replace the Equipment and provide related design and construction as necessary to avoid the infringement at Seller’s own expense.
14.03    Reuse of Documents. Neither Seller nor any other person furnishing any of the Equipment and Services under a direct or indirect contract with Seller shall: (1) acquire any title to or ownership rights in any of the drawings, Specifications, or other documents (or copies of any thereof) prepared by NorthWestern or its consultants, including electronic media versions; or (2) reuse any of such drawings, Specifications, other documents, or copies thereof prepared by NorthWestern or its consultants on any other project other than to the extent such documents contain the intellectual property of Seller. This prohibition will survive termination or completion of the Contract. Nothing herein shall preclude Seller from retaining copies of the Contract Documents for record purposes.
14.04    Electronic Data.
A.    Unless otherwise stated in the Contract Documents, copies of data furnished by NorthWestern to Seller, or by Seller to NorthWestern that may be relied upon are limited to the printed copies (also known as hard copies). Files in electronic media format of text, data, graphics, or other types are furnished only for the convenience of the receiving party. Any conclusion or information obtained or derived from such electronic files will be at the user’s sole risk. If there is a discrepancy between the electronic files and the hard copies, the hard copies govern.
B.    Because data stored in electronic media format can deteriorate or be modified inadvertently or otherwise without authorization of the data’s creator, the party receiving electronic files agrees that it will perform acceptance tests or procedures within sixty (60) Days, after which the receiving party shall be deemed to have accepted the data thus transferred. The transferring party will correct any errors detected within the sixty (60)-Day acceptance period.
C.    When transferring documents in electronic media format, the transferring party makes no representations as to long term compatibility, usability, or readability of documents resulting from the use of software application packages, operating systems, or computer hardware differing from those used by the data’s creator.
14.05    Data Protection and Network Security.
A.    Seller shall implement and maintain administrative, technical and physical safeguards and controls (“Security Measures”) to: (i) protect the security and confidentiality of electronic data, (ii) protect against any threats or hazards to network security if Seller receives access to NorthWestern’s network, (iii) protect against unauthorized access to Seller’s systems or use of electronic data; and (iv) comply with all applicable state and federal laws governing privacy and data security.
B.    Seller shall document Security Measures and upon request, Seller shall provide NorthWestern a copy of Security Measures (subject to confidentiality requirements

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consistent with imposed on Seller in Section 7.07). If subcontractors perform Work, Seller’s subcontractors shall reasonably comply with the requirements of this Section 14.05.
C.    Seller shall promptly notify NorthWestern if Seller (i) discovers or becomes aware of any unauthorized disclosure or use that adversely impacts NorthWestern’s electronic data or Confidential Information, or (ii) any breach of Seller’s systems (successful or unsuccessful) that materially affects NorthWestern or its network (each of (i) and (ii) a “Security Incident”). Seller shall promptly remedy and mitigate any damages, losses, or expenses caused by a breach in the security of Seller’s systems that adversely impacts NorthWestern and Seller shall take measures necessary to prevent any further Security Incident.
D.    In addition to the indemnification obligation set forth in Section 9 and subject to the procedural requirements therein, Seller shall indemnify, defend, and hold harmless the NorthWestern Indemnified Parties from and against any third party claims to the extent such third party claims arise from or in connection with a Security Incident (including a Security Incident by a subcontractor).
Article 15 – DISPUTE RESOLUTION
15.01    Dispute Resolution Method.
A.    Either NorthWestern or Seller may initiate mediation of any Technical Claim decided in writing by NorthWestern’s Project Manager under Section 12.05 before such decision becomes final and binding. The mediation will be non-binding and will be governed by the Commercial Mediation Rules of the American Arbitration Association in effect as of the Effective Date of the Contract and take place in Helena, Montana. Timely submission of the request shall stay the NorthWestern Project Manager’s decision from becoming final and binding.
B.    NorthWestern and Seller shall participate in the mediation process in good faith. The process shall be concluded within sixty (60) Days of filing of the request. The date of termination of the mediation shall be determined by application of the mediation rules referenced above.
C.    If the subject matter of the mediation is a Technical Claim and the mediation process does not result in a resolution of the Technical Claim satisfactory to both Parties, then NorthWestern Project Manager’s written decision under Section 12.05 shall become final and binding thirty (30) Days after termination of the mediation unless, within that time period, NorthWestern or Seller delivers to the other party written notice of its intent to submit the Claim to a court of competent jurisdiction, and within ninety (90) Days of the termination of the mediation institutes such formal proceeding, in which case, the NorthWestern Project Manager’s decision will be of no force and effect.
D.    All Claims which have not been resolved in accordance with the procedures set forth in Section 15.01 A above to the satisfaction of the parties shall be subject to the exclusive jurisdiction of the federal courts located in Montana, and the Parties hereby consent to such exclusive jurisdiction.

Laurel, Montana – NW/Caterpillar Procurement Contract

E.    Unless provided to the contrary in the Contract Documents, Seller shall continue to perform the Work, other than any portion of the Work that is the subject of the Claim, and NorthWestern shall continue to satisfy its payment obligations to Seller, pending the final resolution of the Claim.
Article 16 – MISCELLANEOUS
16.01    Notice. Whenever any provision of the Contract Documents requires the giving of written notice from one Party to the other, notice shall be delivered to such Party at the address listed below. Notice will be deemed to have been validly given if: (i) delivered in person to the individual or to a member of the firm or to an officer of the corporation for whom it is intended, or (ii) sent by facsimile, or (iii) delivered at or sent by registered or certified mail, postage prepaid, to the last business address known to the giver of the notice.
If to NorthWestern:                NorthWestern Energy
                    11 East Park Street
                    Butte, Montana 59701
    Attn: Jim Williams, Director of Thermal and Wind Generation
                                With a copy to:
                                NorthWestern Energy
                                208 N. Montana Ave., Suite 205
                                Helena, Montana 59601
                                Attn: Legal Department
If to Seller:                    CPGS LLC
c/o Caterpillar
10203 Sam Houston Park Drive
Suite #400
Houston, TX 77064
Attn: Legal Department
16.02    Controlling Law.
A.    This Contract shall be governed by and construed and enforced in accordance with the substantive Laws and Regulations of the State of Montana, without regard to the conflict of laws provisions thereof.
B.    In the case of any conflict between the express terms of this Contract and the Uniform Commercial Code, as adopted in the State of Montana, it is the intent of the Parties that the express terms of this Contract shall apply.
16.03    Computation of Time. When any period of time is referred to in the Contract Documents by Days, it will be computed to exclude the first and include the last day of such period. If the last day of any such period falls on a Saturday or Sunday or on a day made a legal holiday by the law of the applicable jurisdiction, such day shall be omitted from the computation.

Laurel, Montana – NW/Caterpillar Procurement Contract

16.04    Cumulative Remedies. Unless the terms of this Contract provides for liquidated damages as an exclusive remedy, the duties and obligations imposed by the Contract Documents and the rights and remedies available hereunder to the parties hereto are in addition to, and are not to be construed in any way as a limitation of, any rights and remedies available to any or all of them which are otherwise imposed or available by Laws or Regulations, by special warranty or guarantee, or by other provisions of the Contract Documents, and the provisions of this paragraph will be as effective as if repeated specifically in the Contract Documents in connection with each particular duty, obligation, right, and remedy to which they apply.
16.05    Survival of Obligations. All representations, indemnifications, warranties and guarantees made in, required by, or given in accordance with the Contract Documents, as well as all continuing obligations indicated in the Contract Documents, will survive final payment, completion, and acceptance of the Equipment and Services and termination or completion of the Contract.
16.06    Entire Agreement. NorthWestern and Seller agree that this Contract is the complete and final agreement between them, and supersedes all prior negotiations, representations, or agreements, either written or oral. This Contract may not be altered, modified, or amended except in writing signed by an authorized representative of both parties.
16.07    Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
16.08    Assignment. Neither Party shall either voluntarily or by operation of law assign or transfer its rights nor delegate its duties under this Contract, or any part of such rights or duties, without the written consent of the other Party. Such consent not to be unreasonably withheld, conditioned or denied. Notwithstanding the foregoing, Seller’s consent is not required for a NorthWestern assignment to an affiliate in connection with a consolidation or corporate reorganization; provided such consolidation or corporate reorganization is approved by the Montana Public Service Commission.
Article 17 – DEFINITIONS AND TERMINOLOGY
17.01    Defined Terms. Whenever used in the Contract Documents and printed with initial capital letters, the terms listed below will have the meanings indicated which are applicable to the singular or plural thereof. In addition to terms specifically defined, terms with initial capital letters in the Contract Documents include references to identified articles and paragraphs, and the titles of other documents or forms.
Acceptance Tests means the Thermal Performance Tests, Emissions Tests, Functional Tests, and other tests (except the Reliability Test) as described in Exhibit I,
Bulk-Power System Executive Order is defined in Section 7.08.
Cancellation Schedule means the schedule attached to this Contract as Exhibit C.
Certificate of Final Completion is defined in Section 2.05.
Change Order is a document which is signed by Seller and NorthWestern and authorizes an addition, deletion, or revision to the Contract Documents or an adjustment in the Contract Price

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or the Delivery Schedule, issued on or after the Effective Date of the Contract. Change Orders may be the result of mutual agreement by NorthWestern and Seller, or of resolution of a Claim.
Claim is a demand or assertion by NorthWestern or Seller seeking an adjustment of Contract Price or the Delivery Schedule, or both, or other relief with respect to the terms of the Contract. A demand for money or services by a third party is not a Claim.
Confidential Information is defined in Section 7.07.
Contract means the entire and integrated written agreement between NorthWestern and Seller concerning the Equipment and Services.
Contract Documents means those documents specified in Section 1.03 of this Contract. Submittals are not Contract Documents, even if accepted, reviewed, or approved by NorthWestern.
Contract Price is defined in Section 4.01.
COVID-19 Condition. A COVID-19 Condition has occurred if, due to the COVID-19 pandemic as declared by the World Health Organization: (i) Seller is unable to ship the Equipment within the dates set forth in Section 2.03 of the Contract because of government imposed export restrictions from countries outside the United States or import restrictions into the United States due solely to the COVID-19 pandemic, (ii) common carriers, including ocean shipping vessels, rail and motor carriers, are precluded from shipping the Equipment within the dates set forth in Section 2.03 of the Contract because of government imposed restrictions due solely to the COVID-19 pandemic, (iii) a government imposed shutdown of Seller’s business precludes Seller from timely fulfilling its obligations under this Agreement, or (iv) a government imposed travel restrictions prohibits Seller from performing Services associated with startup, commissioning and testing; provided, however, to the extent Seller is declaring a COVID-19 Condition arising from relations with subcontractors or suppliers, Seller must demonstrate that, despite the exercise of reasonable diligence, Seller cannot reasonably source the parts, materials or services from alternative subcontractors and suppliers and the occurrence of the COVID-19 Conditions, as applied to the subcontractor or supplier, has a material adverse effect on the ability of Seller to fulfill its obligations under this Contract.
Damages includes all losses, costs, injuries, liabilities, claims, demands, penalties, interest and causes of action, including attorney’s fees.
Disbursement Request means the document in the form of Exhibit B-2 which is submitted by Seller to NorthWestern to request Milestone Payments and the Final Payment and which is accompanied by such supporting documentation as is required by the Contract Documents.
Day means a calendar day of 24 hours measured from midnight to the next midnight.
Delay Liquidated Damages means liquidated damages associated with Delay Liquidated Damages – Equipment, Delay Liquidated Damages – Submittals and Delay Liquidated Damages – Substantial Completion.
Delay Liquidated Damages – Delivery is defined in Section 3.04.
Delay Liquidated Damages – Submittal is defined in Section 3.04.

Laurel, Montana – NW/Caterpillar Procurement Contract

Delay Liquidated Damages – Substantial Completion is defined in Section 3.04.
Delivery Schedule is defined in Section 2.01.
Effective Date means the date indicated in the caption on which this Contract becomes effective.
Engine means any of the reciprocating internal combustion engines.
Equipment means all eighteen (18) Units.
Emissions Guarantees is defined in Exhibit I.
Emissions Tests consist of the emissions test described in Exhibit I.
EUR/USD Base Rate is defined in Section 4.01.
Factory Testing consists of the factory tests performed by Seller in accordance with prudent utility practice and Exhibit A-2.
Final Completion of the Work is achieved when the following conditions have been met: (i) Seller has satisfied the requirements for Substantial Completion; (ii) Seller has achieved all Performance Guarantees or achieved Minimum Performance Requirements and paid applicable Liquidated Damages; (iii) Seller has successfully completed the Reliability Test; (iv) Seller has demonstrated the Equipment Reliability Functional Guarantee and all Functional Guarantees (except Lube Oil Consumption) described in Exhibit I have been successfully completed in compliance with Exhibit I; (v) all Services identified in Exhibit A-1 and Exhibit A-2 have been performed; (vi) any outstanding amounts owed by Seller to NorthWestern have been paid in full, including but not limited to Delay Liquidated Damages and Performance Liquidated Damages; (vii) the items identified on the Punch List have been completed by Seller or Seller has notified NorthWestern in writing that NorthWestern should withhold the Punch List Retainage until the Punch List is completed; and (viii) the Units are capable of being operated in a safe manner and in accordance with the requirements of all Laws and Regulations, Permits and this Contract.
Final Payment is defined in Section 4.04.
Force Majeure Event means a cause or event that hinders or prevents the affected Party from performing its obligations under this Contract if such act or event (i) is beyond the reasonable control of, and without the fault or negligence of a Party claiming force majeure, (ii) such condition, event, or circumstance, despite the exercise of reasonable diligence, could not be prevented, avoided or removed by Seller, and (iii) such condition, event, or circumstance has a material adverse effect on the ability of Seller to fulfill its obligations under this Contract, and includes, without limitation, an emergency, national or industry-wide strikes or labor disturbances, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated; epidemic events declared by the World Health Organization after the Effective Date; or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming force majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; and action or failure to take action by any governmental authority after the date of execution of this Contract (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such governmental authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any governmental authority.

Laurel, Montana – NW/Caterpillar Procurement Contract

Notwithstanding the foregoing, the following do not qualify as Force Majeure Events (i) late delivery of materials and equipment required for the Work (except to the extent caused by the occurrence of an independent condition, event, or circumstance satisfying the requirements above), (ii) shortages of labor, supervisors or personnel strikes or labor disturbances (unless national or industry-wide) affecting Seller or any subcontractors, (iii) late performance as a consequence of any violation of applicable Laws or Regulations or decisions of a governmental authority related to the conduct of Seller or a subcontractor, and (iv) breakdown, loss, or damage to or materials (except when directly due to the occurrence of an independent condition, event, or circumstance satisfying the requirements above), (v) increased costs of the Work, changes in market conditions, economic hardship, and general economic or industry conditions; (vi) Seller’s failure or the failure of its subcontractors to secure and maintain permits, licenses, or other governmental approvals necessary for prosecution of the Work or their respective portions of the Work; (vii) normal weather conditions, including adverse weather conditions predictable through analysis of 100 year historical weather data, (viii) any negligent or intentional acts, errors, omissions or acts which are the fault of the affected Party, and (ix) the COVID-19 pandemic as declared by the World Health Organization.
FNTP Payment means the payment made by NorthWestern in accordance with Exhibit B-3 upon issuance of Full Notice to Proceed.
Full Notice to Proceed or FNTP is defined in Section 2.02.
Functional Guarantees are defined in Exhibit I.
Functional Guarantee Tests consist of the functional tests described in Exhibit I.
Guaranteed Substantial Completion Date is defined in Section 2.04.
Indemnified Claim is defined in Section 9.01.
Initial Payment is defined in Section 4.04.
Installation Agreement is defined in Section 1.05.
Installation Contractor is defined in Section 1.05.
Laws and Regulations; Laws or Regulations. Any and all applicable laws, rules, regulations, (including the Bulk-Power System Executive Order) ordinances, codes, and orders of any and all governmental bodies, regulatory agencies, authorities, and courts having jurisdiction.
Letter of Credit is defined in Section 6.01.
Limited Notice to Proceed or LNTP is defined in Section 2.02.
LNTP Work is defined in Section 2.02.
Manufacturer’s End User Warranty is defined in Section 8.04.
Maximum Liability Cap. A sum equal to the Contract Price.
Mechanical Completion. Mechanical Completion of the Work is achieved when the following conditions have been satisfied and certified by the Installation Contractor and confirmed by Seller (such confirmation not to be unreasonably withheld, conditioned or denied): (i) Equipment and related operating systems have been installed, individually cleaned, leak checked and

Laurel, Montana – NW/Caterpillar Procurement Contract

lubricated; (ii) all initial fills are complete; (iii) all relays have been set and ground checks made; (iv) all piping has been hydro tested and flushed/cleaned as appropriate; (v) all motor rotational checks are complete; (vi) all instrumentation calibrations are complete; (vii) all electrical circuits have been point-to-point checked to verify correct installation and response to simulated test signals; (viii) individual and/or integrated balance of plant systems and associated equipment have been tested successfully and verified to comply with support service needs of each Unit; and (ix) the Work is ready to support first fire in accordance with work scope and ready for start-up and commissioning activities.
Mechanical Completion Date is the Day the requirements of Mechanical Completion are satisfied.
Milestone Payment. The progress payments due Seller upon completion of the milestones established in Exhibit B-3.
Milestone Payment Schedule. The schedule for Milestone Payments set forth in Exhibit B-3.
Minimum Performance Requirements are set forth in Exhibit I.
NorthWestern is defined in the Recitals.
NorthWestern Delay is defined in Section 11.04.
NorthWestern Indemnified Parties. NorthWestern and their respective affiliates, employees, officers, directors, and permitted assigns.
NorthWestern’s Project Manager means NorthWestern’s senior representative on the Project Site.
Party and Parties are defined in the Recitals.
Performance Guarantees are defined in Exhibit I.
Performance Liquidated Damages. Consist of the liquidated damages associated with Seller’s failure to satisfy the Performance Guarantees, as set forth in Exhibit I.
Performance Requirements. Consist of the Performance Guarantees, Emission Guarantees and Functional Guarantees.
Project means the installation of reciprocating internal combustion engine technology and all works and services to design, deliver, install, commission and start-up a nominal 175 MW generating facility at the Site.
Punch List means minor items of Work that do not impact the results of the Acceptance Tests, the operation of the Equipment as intended, Site safety, or compliance with Laws and Regulations.
Punch List Retainage is an amount of money that is 2.5 times the value of Punch List Work as such value is reasonably determined by NorthWestern and Seller.
Ready to Ship means that the Equipment has been placed on a ship for delivery as evidence by (i) an original and two copies of Seller's signed commercial invoice; (ii) an original and two (2) copies of the packing list including a weight description for each package; (iii) an original bill of lading marked “shipped on board”; and (iv) an Insurance Certificate.

Laurel, Montana – NW/Caterpillar Procurement Contract

Reliability Test is defined in Exhibit I.
Scheduled Delivery Date is defined in Section 2.03.
Scheduled Delivery Period is defined in Section 2.03.
Seller is defined in the Recitals.
Seller Indemnified Parties. The Seller and its respective affiliates, employees, officers, directors, and permitted assigns.
Services. Those services set forth in Exhibit A-1 and Exhibit A-2.
Site. The Site means the property owned by NorthWestern described as Township 2 South, Range 24 East, MPM, Section: 15: Tract 2 of COS 1677, Yellowstone County, Montana (Laurel, Montana).
Specifications means documents attached as Exhibit A-2 to this Contract.
Submittal means drawings, documents and other information issued by Seller.
Submittal Schedule is defined in Section 2.01.
Substantial Completion. Substantial Completion of the Work is achieved when the following conditions have been satisfied by Seller: (i) NorthWestern has accepted delivery of all Equipment pursuant to Section 10.03; (ii) the Units have achieved Mechanical Completion; (iii) Acceptance Tests (except the Reliability Test) have been successfully completed in compliance with Exhibit I; (iv) Seller has achieved all Emissions Guarantees and Functional Guarantees (except Lube Oil Consumption and the Equipment Reliability Functional Guarantee); (v) Seller has met the Minimum Performance Requirements; (vi) Operations personnel have received or are scheduled to receive training Services as specified and a functional operations manual has been delivered to NorthWestern; (vii) The Punch List has been provided to, and agreed by NorthWestern; and (viii) NorthWestern has approved of and signed the Substantial Completion Certificate.
Substantial Completion Date is the Day the requirements of Substantial Completion have been satisfied by Seller.
Technical Claim is defined in Section 12.03.
Thermal Performance Tests. Includes the Gross Electrical Output, Gross Heat Rate and Equipment Auxiliary Power and are described in Exhibit I.
Unit means any one Engine, generator stator/rotor assemblies and dedicated auxiliary equipment, as included in the Seller’s scope of supply specified in Exhibit A-1 and Exhibit A-2.
Warranty Period is defined in Section 8.02.
Work is the design, manufacture, delivery and off-loading of the Equipment onto the foundation and provision of the Services.
Work Change Directive. A written statement to Seller issued on or after the Effective Date of the Contract and signed by NorthWestern ordering an addition, deletion, or other revision in the Contract Documents with respect to the Equipment and Services. A Work Change Directive that results in any change to the Contract Price or Delivery Schedule is a Change Order.

Laurel, Montana – NW/Caterpillar Procurement Contract

17.02    Intent of Certain Terms or Adjectives:
A.    The Contract Documents include the terms “as allowed,” “as approved,” “as ordered,” “as directed” or terms of like effect or import to authorize an exercise of professional judgment by NorthWestern’s Project Manager. In addition, the adjectives “reasonable,” “suitable,” “acceptable,” “proper,” “satisfactory,” or adjectives of like effect or import are used to describe an action or determination of NorthWestern’s Project Manager as to the Equipment and Services. It is intended that such exercise of professional judgment, action, or determination will be commercially reasonable and will be solely to evaluate, in general, the Equipment and Services for compliance with the requirements of and information in the Contract Documents and conformance with the design concept of the Equipment as a functioning whole as shown or indicated in the Contract Documents (unless there is a specific statement indicating otherwise).
B.    The word “non-conforming” when modifying the words “Equipment and Services,” “Equipment,” or “Services,” refers to Equipment and Services that fail to conform to the Contract Documents.
C.    The word "furnish," when used in connection with the Equipment and Services shall mean to supply and deliver said Equipment to the Site (or some other specified location) and to perform said Services fully, all in accordance with the Contract Documents.
D.    Unless defined or stated otherwise in the Contract Documents, words or phrases that have a well-known technical or construction industry or trade meaning are used in the Contract Documents in accordance with such recognized meaning.
IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Contract shall be effective as of the Effective Date.

[SIGNATURE PAGES FOLLOW]

Laurel, Montana – NW/Caterpillar Procurement Contract

PROCUREMENT CONTRACT SIGNATURE PAGE – NORTHWESTERN ENERGY

NORTHWESTERN ENERGY

By:    /s/ Brian B. Bird

Name:    Brian B. Bird

Title:    President and Chief Operating Officer

Laurel, Montana – NW/Caterpillar Procurement Contract

PROCUREMENT CONTRACT SIGNATURE PAGE – CATERPILLAR POWER GENERATIONS SYSTEMS LLC

CATERPILLAR POWER GENERATION SYSTEMS LLC

By:    /s/ Jerome Vannitamby

Name:    Jerome Vannitamby

Title:    President

CATERPILLAR POWER GENERATION SYSTEMS LLC

By:    /s/ Claudio Martino

Name:    Claudio Martino

Title:    Vice President

Laurel, Montana – NW/Caterpillar Procurement Contract